Exhibit 99.1

New England Realty Associates (NYSE AMEX: NEN) Announces Renewal of Share Repurchase Plan

New England Realty Associates Limited Partnership today announced that its General Partner has renewed the Partnership’s equity repurchase program that expired on August 19, 2009 and under which the Partnership previously repurchased 391,424 Depositary Receipts, 1,560 Class B Units and 82 General Partner Units.  Under the terms of the renewed Repurchase Program, the Partnership shall be permitted to purchase up to 500,000 Depositary Receipts through March 31, 2015.  The timing and amount of repurchases, if any, will depend on market conditions, the trading price of Depositary Receipts, trading volume and other factors.  There is no assurance that the Partnership will repurchase any Depositary Receipts and it may suspend the Repurchase Program at any time.  The repurchase plan is expected to enable management to take advantage of market opportunities to provide long-term value to its partners.

Contact:	Sally Starr
New England Realty Associates LP
39 Brighton Avenue, Allston, MA 02134
617-850-7244
e-mail: nera@thehamiltoncompany.com